Ekso Bionics Announces 61% Increase in First Quarter 2023 Revenues
Highest Quarterly Revenues in Company History
SAN RAFAEL, Calif., April 27, 2023 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company” or “Ekso Bionics”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2023.

Recent Highlights and Accomplishments

•Achieved record revenues of $4.1 million in the first quarter of 2023, up 61% from the first quarter of 2022
•Delivered products across continuum of care following the addition of the Indego® product line
•Booked a total of 23 EksoHealth devices in the first quarter of 2023
•Cash position of $16.3 million at March 31, 2023
“Driven by the continued execution of our commercial strategy, we are proud to have achieved our strongest revenue quarter to-date,” said Scott Davis, Chief Executive Officer of Ekso Bionics. “Record first quarter revenues reflect our team’s success in securing multi-unit orders with large network operators, as well as contributions from our recently acquired Indego product line. Now that we have an expanded product offering across the continuum of care, we look to build upon our positive momentum to drive long-term growth.”

First Quarter 2023 Financial Results

Revenue was $4.1 million for the quarter ended March 31, 2023, an increase of 61% compared to $2.6 million for the same period in 2022. The Company booked a total of 23 EksoHealth devices in the first quarter of 2023.

Gross profit for the quarter ended March 31, 2023 was $2.0 million, an increase of 65% from the same period in 2022, representing a gross margin of approximately 49% in the first quarter of 2023, compared to a gross margin of 47% for the same period in 2022. The overall increase in gross margin was primarily due to an increase in EksoHealth device sales and lower device costs.

Sales and marketing expenses for the quarter ended March 31, 2023 were $2.1 million, compared to $1.6 million for the same period in 2022. The increase was primarily due to higher compensation costs associated with the acquisition of the Human Motion Control (“HMC”) business unit and an increase in marketing activities.

Research and development expenses for the quarter ended March 31, 2023 were $1.2 million, compared to $0.9 million for the same period in 2022. The increase was primarily due to higher costs associated with the acquisition of HMC.

General and administrative expenses for the quarter ended March 31, 2023 were $3.2 million, compared to $2.9 million for the same period in 2022. The increase was primarily due to HMC related audit and integration costs partially offset by lower severance costs.

Net loss applicable to common stockholders for the quarter ended March 31, 2023 was $4.4 million, or $0.33 per basic and diluted share, compared to net loss of $4.6 million, or $0.36 per basic and diluted share, for the same period in 2022.

Cash on hand at March 31, 2023 was $16.3 million, compared to $20.5 million at December 31, 2022.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, the expected benefits of the acquisition of HMC, potential technological and operational improvements, the Company’s growth prospects and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023 that are required to be included in such report, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, the Company’s ability to successfully integrate the HMC business and its personnel, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2023	2022
Assets	(Unaudited)
Current assets:
Cash	$16,277	$40,406
Accounts receivable, net	4,827	4,662
Inventories	5,662	2,242
Prepaid expenses and other current assets	831	485
Total current assets	27,597	47,795
Property and equipment, net	2,454	991
Right-of-use assets	1,228	216
Intangible assets, net	5,136	—
Goodwill	431	—
Other assets	258	164
Total assets	$37,104	$49,166
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,042	$3,107
Accrued liabilities	2,227	2,299
Deferred revenues, current	1,296	1,220
Note payable, current	2,623	—
Lease liabilities, current	349	229
Total current liabilities	9,537	6,855
Deferred revenue	1,367	1,475
Notes payable, net	3,534	1,993
Lease liabilities	999	—
Warrant liabilities	259	1,550
Other non-current liabilities	125	74
Total liabilities	15,821	11,947
Stockholders' equity:
Common stock	13	13
Additional paid-in capital	249,237	246,090
Accumulated other comprehensive gain (loss)	369	(17)
Accumulated deficit	(228,336)	(208,867)
Total stockholders' equity	21,283	37,219
Total liabilities and stockholders' equity	$37,104	$49,166

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)
	Three Months Ended March 31,

	2022	2021

Revenue	$4,122	$2,567
Cost of revenue	2,122	1,358
Gross profit	2,000	1,209

Operating expenses:
Sales and marketing	2,088	1,629
Research and development	1,154	921
General and administrative	3,206	2,896
Total operating expenses	6,448	5,446

Loss from operations	(4,448)	(4,237)

Other (expense) income, net:
Interest expense	(127)	(27)
Loss on revaluation of warrant liabilities	(26)	(100)
Unrealized gain (loss) on foreign exchange	217	(254)
Other expense, net	(5)	(2)
Total other income (expense), net	59	(383)
Net loss	$(4,389)	$(4,620)

Net loss per share, basic and diluted	$(0.33)	$(0.36)

Weighted average number of shares of common stock outstanding, basic and diluted	13,296	12,728